10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP Value FUND

      September 30, 2004 through March 31, 2005

                    Trade                                     % of
Issuer              Date      Selling Dealer   Shares  Price  Issue(1)

TODCO-Class A	    9/15/04  Morgan Stanley    175,000 $15.75  2.264%


TODCO-Class A       12/16/04 Morgan Stanley    205,000 $18.00  3.462%



(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.